Exhibit (a)(5)(M)

Internal FAQ

Questions Submitted by Team Members

Company Confidential - Do Not Distribute

1.	What other companies in North America does AGC currently own?

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Like Black Box, AGC Networks is a group of companies in various countries including one that is a US-based subsidiary. If the merger goes through as expected, Black Box will be the only other North America-based company within the AGC Networks group. You can read more about AGC here.

2.	What do the letters in AGC stand for?

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Team Members can read more about AGC’s history here. In brief, the company was incepted as Tata Telecom Limited (TTL), served as AT&T System Integrator in India and spun off as part of Lucent. Avaya then purchased the TTL stake as part of Avaya Global Connect. The company was renamed as AGC Networks and acquired by Essar in 2010.

3.	What options did the executive team discuss before deciding on the acquisition by AGC?

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The Executive team, and the Board of Directors, through an engagement with Raymond James, explored many options and it was deemed that the merger agreement with AGC offered the best possible outcome. You can read about this on pages 16-45 of our Schedule 14D-9 which we encourage you to read.

4.	As a Black Box shareholder, why should shareholders agree to the merger at a price of $1.08 per share?

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There are many reasons why the Board unanimously approved and recommended this deal at the price of $1.08 per share and they are disclosed in detail on pages 46-54 of our Schedule 14D-9 which we encourage you to read.

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Among the reasons are the Board’s belief, based on advice of management and the Company’s advisors, that this offer was substantially more favorable to the Company’s stockholders than the likely value that would result from any other potential outcome, and that, following extensive negotiations, the price of $1.08 per share was the highest price that AGC was willing to pay.

•	Please review the Schedule 14D-9 for a complete list of the reasons for the Board’s recommendation.

5.	Will Team Members be able to sell our stock before the end of the year?

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Team Members who own shares of Black Box stock will have the opportunity to tender their shares at the offer price of $1.08. Look for more communications in the coming weeks about that process and how to tender your shares. While the closing of the tender offer and payment for shares is likely to occur in 2018, that could be extended into early 2019.

6.	What will become of Black Box if this merger is, in fact, voted down?

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We are moving forward assuming the acquisition will take place. However, if the merger does not go through, Black Box will explore other strategic alternatives to address its liquidity and other financial needs including, among others, refinancing, restructuring and the sale of other assets.

7.	What are realistic expectations going forward? With mergers and acquisitions, there are layoffs and downsizing sometimes.

•	No layoffs were made as a result of the announcement; however, as previously stated, Black Box is committed to profitability and will continue to optimize its business.

•	AGC is purchasing Black Box in order to bolster its North American presence. By itself, AGC does not have the breadth to service the Black Box customer base.

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Specifically regarding leadership, as of today, we have no indication of changes within Black Box. The company will continue to be led by Joel Trammell, with Rick Gannon and Doug Oathout leading Commercial Services, and Josh Whitney leading our TPS business unit. Corporate Leadership for Finance, Legal, IT, Human Resources and Corporate functions remain unchanged.

•	The best way for us to ensure success going forward is to remain focused on running our business and delivering solutions and services to our clients.

8.	Will any of our Black Box locations have to relocate?

•	There is no plan to move jobs from their current location. We already have a global employee base and as our business grows, we will add employees where it makes sense.

9.	What can we expect from a benefits standpoint? Will there be new benefits, along with the 401(k) matching?

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We do not anticipate any changes to the Black Box benefits package this calendar year. We know the 401(k) match is of the utmost importance and we will communicate with team members as soon as we have any information.

10.	How will AGC Networks run TPS in the future? AGC’s main business is service and security. I understand AGC may be interested in our service business; however, I wonder why they need the TPS business?

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TPS is a strong business and ACG is interested in learning more about what it offers.    For the foreseeable future, TPS will continue to operate as business-as-usual, offering the full portfolio of products and solutions under Josh’s leadership.

11.

There is a lot of confusion regarding the separation of accounts and personnel in to categories of Commercial and Enterprise. Is this decision somehow tied to the BBOX sale? Will the Commercial and Enterprise teams both be retained indefinitely under the new ownership?

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The new structure that Rick Gannon and his team implemented effective July 1st was started prior to March 2018 and has nothing to do with the AGC deal. It simply has everything to do with servicing our clients better according to their needs and aligning our teams to do that. We have no indication that AGC will make any changes to the current Commercial Services Business Unit model. Rick Gannon will remain in place as the leader for Sales and Operations and Doug Oathout will continue to lead Marketing and Strategy for Commercial Services.

12.

As we know, AGC already has a strong presence in APAC, not like Europe and America where they’re looking to expand. Is there a different impact on the APAC offices? AGC already has an office in Australia. How does it affect the BBOX AU office?

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We do not have any indication that AGC will make changes to our APAC and / or Australia offices, or any other global offices. This includes support functions such as marketing, finance, human resources, IT, etc.

13.	What will happen to the NTCA pension plan that employees from the old Tennessee Government group out of Murfreesboro have?

•	For the time being, there will be no change. As soon as we have more information as to AGC’s future plans, our HR team will be in touch with those individual team members.

14.	Has AGC come to an agreement with BBOX lenders regarding the debt?

•	Assuming the acquisition closes, the Black Box lenders debt will be extinguished and AGC’s lenders will become Black Box’s new lenders.

ADDITIONAL INFORMATION AND WHERE TO FIND IT

The tender offer (the “Offer”) referenced in this communication is being made pursuant to a Tender Offer Statement on Schedule TO (the “Schedule TO”), containing an offer to purchase, a form of letter of transmittal and other documents relating to the Offer (collectively, the “Offer Materials”), filed by AGC Networks Pte. Ltd. (“Top Parent”), BBX Main Inc. (“Parent”), BBX Inc. (“BBX Intermediate”) and Host Merger Sub Inc. (“Merger Sub” and, together with Top Parent, Parent and BBX Intermediate, “AGC”), with the Securities and Exchange Commission (the “SEC”) on November 21, 2018, as amended from time to time. Black Box Corporation (“Black Box”) has filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the Offer on November 21, 2018, as amended from time to time (the “Schedule 14D-9”). This document is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell any common stock of Black Box or any other securities. THE OFFER MATERIALS AND THE SCHEDULE 14D-9 CONTAIN IMPORTANT INFORMATION. STOCKHOLDERS OF BLACK BOX ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT SUCH STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Investors and security holders may obtain a free copy of these statements and other documents filed with the SEC at the website maintained by the SEC at www.sec.gov or by directing such requests to the information agent for the Offer named in the Schedule TO.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

All of the statements in this document, other than historical facts, are forward-looking statements, including, without limitation, the statements made concerning the pending acquisition of Black Box by AGC, and are based on a number of assumptions that could ultimately prove inaccurate. Forward-looking statements made herein with respect to the tender offer, the merger and related transactions, including, for example, the timing of the completion of the merger and the potential benefits of the merger, reflect the current analysis of existing information and are subject to various risks and uncertainties. As a result, caution must be exercised in relying on forward-looking statements. Due to known and unknown risks, Black Box’s actual results may differ materially from its expectations or projections. The following factors, among others, could cause actual plans and results to differ materially from those described in forward-looking statements: (i) uncertainties as to the timing of the tender offer and the merger; (ii) uncertainties as to how many Black Box stockholders will tender their shares of Black Box common stock in the tender offer; (iii) the possibility that competing acquisition proposals will be made; (iv) the possibility that Black Box will terminate the merger agreement to enter into an alternative business combination, refinancing, or other recapitalization transaction; (v) the possibility that various closing conditions for the transactions contemplated by the merger agreement may not be satisfied or waived; (vi) the risk that the merger agreement may be terminated in circumstances requiring Black Box to pay a termination fee; (vii) risks related to the filing or filings to be made with CFIUS, and unanticipated developments in related law; (viii) the possibility that the transactions contemplated by the merger agreement may not be timely completed, if at all; (ix) the risk that, prior to the completion of the transactions contemplated by the merger agreement, if at all, Black Box’s business and its relationships with employees, collaborators, vendors and other business partners could experience significant disruption, whether due to uncertainty related to the tender offer, the merger and related transactions or otherwise, continued degradation in Black Box’s financial performance, or other factors; (x) the risk that AGC’s equity financing, debt financing or both are unavailable to complete the tender offer or the merger; (xi) the risk that stockholder litigation in connection with the tender offer or the merger may result in significant costs of defense, indemnification and liability; (xii) the risk that Black Box does not generate sufficient cash flow from operations to meet its obligations during the period prior to the completion of the transactions contemplated by the merger agreement; (xiii) the risks and uncertainties pertaining to Black Box’s business; and (xiv) other factors included elsewhere in Black Box’s public periodic filings with the SEC, as well as the tender offer materials filed and to be filed by AGC in connection with the tender offer. Other factors that could cause actual results to differ materially include those set forth in Black Box’s SEC reports, including, without limitation, the risks described in Black Box’s Annual Report on Form 10-K for its fiscal year ended March 31, 2018, Black Box’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018, the Company’s Quarterly Report on Form 10-Q for the quarter ended September 29, 2018, the Current Report on Form 8-K, filed July 2, 2018 and the Current Report on Form 8-K, filed November 13, 2018, each of which are on file with the SEC. Black Box’s SEC filings are available publicly on the SEC’s website at www.sec.gov, on Black Box’s website at https://www.blackbox.com/ under the Investor Relations section or upon request via phone at 724-873-6788. Black Box disclaims any obligation or undertaking to update or revise the forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.